FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-180779-08

NEW ISSUE CMBS:$934MM MORGAN STANLEY BofA MERRILL LYNCH SERIES 2014-C15
CO-LEAD MANAGERS & BOOKRUNNERS: MORGAN STANLEY & BofA MERRILL LYNCH
CO-MANAGER: CIBC, DREXEL HAMILTON

PUBLICLY OFFERED CERTIFICATES

CLASS	FITCH/MOODY'S/DBRS	SIZE($MM)	WAL(YRS)	CE%	PRIN WINDOW	NOI DY%	LTV%
A-1	AAAsf/Aaa(sf)/AAA(sf)	48.500	2.67	30.000%	1-57	17.30%	45.10%
A-2	AAAsf/Aaa(sf)/AAA(sf)	89.500	4.83	30.000%	57-59	17.30%	45.10%
A-SB	AAAsf/Aaa(sf)/AAA(sf)	86.600	7.37	30.000%	59-116	17.30%	45.10%
A-3	AAAsf/Aaa(sf)/AAA(sf)	210.000	*** NOT AVAILABLE ***
A-4	AAAsf/Aaa(sf)/AAA(sf)	321.231	9.81	30.000%	117-118	17.30%	45.10%
A-S	AAAsf/Aaa(sf)/AAA(sf)	52.638	9.83	25.125%	118-118	16.20%	48.30%
B	AA-sf/Aa3(sf)/AA(sf)	80.982	9.91	17.625%	118-119	14.70%	53.10%
C	A-sf/A3(sf)/A(high)(sf)	44.540	9.92	13.500%	119-119	14.00%	55.80%
X-A	AAAsf/Aaa(sf)/AAA(sf)	APPROX $67MM PROCEEDS

POOL BALANCE:	$1,080MM
NUMBER OF LOANS/PROPERTIES:	48/76
WA MORTGAGE INT. RATE:	4.924%
WA CUT-OFF LTV:	64.5%
WA UNDERWRITTEN DSCR:	1.87x
WA UNDERWRITTEN DEBT YLD:	12.1%
WA TERM TO MATURITY:	115
WA AMORTIZING TERM:	349
TEN LARGEST LOANS:	67.7%
LOAN SELLERS:	BAML(60.7%), MS (30.9%), CIBC (8.4%)
TOP 5 STATES:	MD(14.7%),GA(13.1%),FL(10.1%),IN(9.8%),PA(9.3%)
TOP 5 PROPERTY TYPES:	RT(26.2%),HOS(22.5%),MF(19.3%),SP(12.9%),OF(7.3%)

MASTER SERVICER:	WELLS FARGO BANK
SPECIAL SERVICER:	MIDLAND LOAN SERVICES
TRUSTEE:	DEUTSCHE BANK TRUST COMPANY AMERICAS
CERT ADMIN:	WELLS FARGO BANK
TRUST ADVISOR:	SITUS HOLDINGS, LLC
INITIAL CONTROLLING CLASS REP:	EIGHTFOLD REAL ESTATE CAPITAL FUND III (OR AN AFFILIATE THEREOF)

INVESTOR GROUP CALL:	THURS 3/20, 10:30 AM EST (888-339-2688//CODE: 85053839)
HARTFORD BFAST:	WEDS 3/19, 8:00 AM EST (MAX'S)
BOSTON MEETING:	WEDS 3/19, 11:45 AM EST (RITZ ON AVERY)
MINNEAPOLIS MEETING:	THURS 3/20, 7:30 AM CT (THE GRAND HOTEL)

EXPECTED PRICING:	WEEK OF MARCH 24
EXPECTED SETTLEMENT:	WEEK OF APRIL 14

ATTACHED TO ANNOUNCEMENT:	TERM SHEET, APPENDIX I

*** The depositor has filed a registration statement (including a prospectus) with the SEC (File # 333-180779) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by email to prospectus@ms.com. ***
**** IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES

THE ASSET-BACKED SECURITIES REFERRED TO IN THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED.  IN PARTICULAR, YOU ARE ADVISED THAT ASSET-BACKED SECURITIES, AND THE ASSET POOLS BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING, AMONG OTHER THINGS, THE POSSIBILITY THAT ONE OR MORE CLASSES OF SECURITIES MAY BE SPLIT, COMBINED OR ELIMINATED), AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL OFFERING DOCUMENT.  AS A RESULT, YOU MAY COMMIT TO PURCHASE SECURITIES THAT HAVE CHARACTERISTICS THAT MAY CHANGE, AND YOU ARE ADVISED THAT ALL OR A PORTION OF THE SECURITIES MAY NOT BE ISSUED THAT HAVE THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS.  OUR OBLIGATION TO SELL SECURITIES TO YOU IS CONDITIONED ON THE SECURITIES AND THE UNDERLYING TRANSACTION HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS.  IF WE DETERMINE THAT CONDITION IS NOT SATISFIED IN ANY MATERIAL RESPECT, WE WILL NOTIFY YOU, AND NEITHER THE ISSUING ENTITY NOR THE UNDERWRITER WILL HAVE ANY OBLIGATION TO YOU TO DELIVER ALL OR ANY PORTION OF THE SECURITIES WHICH YOU HAVE COMMITTED TO PURCHASE, AND THERE WILL BE NO LIABILITY BETWEEN US AS A CONSEQUENCE OF THE NON-DELIVERY.  ****

**** THIS INFORMATION IS NOT TO BE SHOWN OR GIVEN TO ANY PERSON OTHER THAN THE RECIPIENT, AND IS NOT TO BE FORWARDED TO ANY OTHER PERSON, COPIED OR OTHERWISE REPRODUCED OR DISTRIBUTED TO ANY OTHER PERSON IN ANY MANNER WHATSOEVER. FAILURE TO COMPLY WITH THIS DIRECTIVE CAN RESULT IN A VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). ****

**** IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF THIS E-MAIL OR AT THE BOTTOM OF THE E-MAIL COMMUNICATION TO WHICH THIS MATERIAL MAY HAVE BEEN ATTACHED ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED.  SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. ****

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This is sales and trading commentary prepared for institutional investors; it is NOT a research report; tax, legal, financial, or accounting advice; or an official confirm. The views of the author may differ from others at MS (including MS Research). MS may engage in conflicting activities -- including principal trading before or after sending these views -- market making, lending, and the provision of investment banking or other services related to instruments/issuers mentioned. No investment decision should be made in reliance on this material, which is condensed and incomplete; does not include all risk factors or other matters that may be material; does not take into account your investment objectives, financial conditions, or needs; and is not a personal recommendation or investment advice or a basis to consider MS to be a fiduciary or municipal or other type of advisor. It constitutes an invitation to consider entering into derivatives transactions under CFTC Rules 1.71 and 23.605 (where applicable) but is not a binding offer to buy or sell any financial instrument or enter into any transaction. It is based upon sources believed to be reliable (but no representation of accuracy or completeness is made) and is likely to change without notice. Any price levels are indicative only and not intended for use by third parties. Subject to additional terms at http://www.morganstanley.com/disclaimers By communicating with MS, you acknowledge understanding of, and consent to, the foregoing and to the voice recording of telephone conversations with personnel of Morgan Stanley.